Exhibit 99.1

Union Pacific Board of Directors Elects Lance Fritz

President and Chief Executive Officer

Jack Koraleski Named Executive Chairman

For Immediate Release

Omaha, Nebraska, February 5, 2015 – Union Pacific’s board of directors today elected Lance M. Fritz president and chief executive officer, effective immediately. He also was elected to the company’s board of directors. Fritz had been president and chief operating officer since February 6, 2014.

Fritz, 52, succeeds John J. (Jack) Koraleski, who was named executive chairman.

“Lance has the right combination of leadership skills, experience and expertise required to lead one of America’s largest and most successful companies,” said Steven Rogel, Union Pacific’s lead independent director. “The board regularly reviews and updates its robust management succession plan, and we are confident Union Pacific will continue to deliver industry-leading customer service and strong shareholder returns under Lance’s guidance.”

“I am humbled and privileged to have the opportunity to lead Union Pacific,” Fritz said. “Our experienced leadership team is unparalleled and will continue to play a key role in shaping Union Pacific’s strategy. They join me in sharing all of our employees’ passion for our mission to serve customers, shareholders and communities.”

Fritz was executive vice president – Operations from 2010-2014, and previously served as vice president – Labor Relations. Prior to that, he was regional vice president - Southern Region after serving as regional vice president – Northern Region. He began his career with Union Pacific in Marketing and Sales as vice president and general manager - Energy.

Before joining Union Pacific, Fritz worked for Fiskars, Inc., Cooper Industries, and General Electric. A Simi, California, native, Fritz is a graduate of Bucknell University and earned a master’s degree in management from the Kellogg School of Management at Northwestern University.

He serves on a number of industry boards and committees, and is chairman of the United Way of the Midlands board of directors.

Koraleski, 64, was appointed president and CEO in March 2012. An Omaha native, he was elected to the board of directors in July 2012 and as Chairman of the Board in March 2014. He joined the railroad in 1972.

“Jack’s leadership helped guide Union Pacific to unprecedented financial performance with 12 consecutive quarters of record earnings results,” Rogel said. “More importantly, Jack steered Union Pacific through an unexpected and challenging leadership transition period. We are incredibly grateful for his energy, efforts and dedication.”

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About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America’s most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2005-2014, Union Pacific invested more than $31 billion in its network and operations to support America’s transportation infrastructure. The railroad’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada’s rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Media Contact:

Aaron Hunt, 402-544-0100 or amhunt@up.com

Investor Contact:

Mike Staffenbeal, 402-544-4227

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